Exhibit 99.1
PHH Corporation Prices Private Offering of Convertible Senior Notes
Mt. Laurel, NJ – March 28, 2008 – PHH Corporation (NYSE: PHH) announced today the pricing of $220 million in aggregate principal amount of 4.0% Convertible Senior Notes Due 2012 (the “notes”). We have also granted the initial purchasers of the notes a 30-day over-allotment option, beginning on and including the first date of original issue of the notes, to purchase up to $30 million additional aggregate principal amount of the notes. The notes will be convertible into cash and, if applicable, shares of our common stock based on a conversion rate. The initial conversion rate for the notes will be 48.7805 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $20.50 per share of common stock and represents a 20.59% conversion premium over the last reported sale price of our common stock on March 28, 2008, which was $17.00 per share. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. We expect to close on or about April 2, 2008, subject to the satisfaction of various customary closing conditions.
Interest on the notes will be payable semiannually in arrears on April 15th and October 15th of each year, beginning October 15, 2008. The notes will mature on April 15, 2012, unless previously converted in accordance with their terms prior to such date. The notes will be senior unsecured obligations and will rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes are not redeemable by us prior to the maturity date.
In order to reduce the potential dilution of the Company’s common stock upon future conversion of the notes, the Company has entered into convertible note hedge and warrant transactions with financial institutions that are affiliates of the initial purchasers of the notes to increase the effective conversion price of the notes to $27.20 per share, which is 60% higher than the closing price of the Company’s common stock on March 28, 2008. In the event the price of the Company’s common stock exceeds $27.20 per share, the warrant transactions will have a dilutive effect on our earnings per share. If the initial purchasers exercise their over-allotment option, we intend to sell additional warrants and to use a portion of the net proceeds from the sale of the additional notes and the sale of the additional warrants to increase the size of the convertible note hedge transactions.
We intend to use a portion of the net proceeds of the offering to pay the estimated $24 million net cost of convertible note hedge and warrant transactions that we entered into in connection with the offering, and to use the balance of the net proceeds of the offering to reduce the principal balance outstanding under the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006, among PHH Corporation, a group of lenders and JPMorgan Chase Bank, N.A., as administrative agent.
The notes, convertible note hedge, warrants and the shares of common stock underlying such securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include the following: (i) our expectations regarding the closing of the offering on or about April 2, 2008; (ii) our intention regarding the use of the net proceeds of the offering; (iii) our intention to sell additional notes and warrants and the use of the net proceeds from the such sale; and (iv) the potential impact of the convertible note hedge and warrant transactions and various derivative transactions on the price of our common stock and earnings per share. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result” , “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act and those risk factors included as “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
Contact Information:
Investors:
Nancy R. Kyle
856-917-4268